                                  EXHIBIT 99.1

GROUP 1 AUTOMOTIVE ARRANGES SALE/LEASEBACK OF NINE PROPERTIES

WILL CONVERT APPROXIMATELY $32 MILLION IN REAL ESTATE ASSETS

HOUSTON, Dec. 21/PRNewswire/ -- Group 1 Automotive, Inc. (NYSE: GPI - news), a leading operator and consolidator in the automotive retailing industry, today announced that it has signed a definitive agreement for a sale/leaseback of nine dealership properties with Capital Automotive REIT (Nasdaq: CARS - news) for approximately $32 million in cash.

The assets include dealership properties in Texas and Colorado. The parcels are exceptional retail properties located on major thoroughfares in metropolitan areas. The initial lease term for the properties is 30 years, with termination options after years 15, 20 and 25. Group 1 expects to use the proceeds to pay off $9.3 million in long-term debt and fund future acquisitions.

"This transaction is a good opportunity for Group 1," stated B.B. Hollingsworth Jr., chairman, president and chief executive officer of Group 1. "Long-term lease rates are attractive and by monetizing these assets, we can use our capital more efficiently to grow our business. We are pleased to partner with Capital Automotive, who have proven to offer an attractive financing alternative for the automotive retailing community."

Hollingsworth continued, "This transaction, combined with the recent increase in our revolving credit facility to $425 million is expected to provide resources to support our disciplined acquisition strategy."

Thomas D. Eckert, president and chief executive officer of Capital Automotive, stated, "This transaction with Group 1 reinforces our continuous effort to partner with the highest quality dealer groups in the country. Since going public last year, Group 1 has distinguished itself among the leading dealer groups and has demonstrated its commitment to high-quality growth."

Capital Automotive REIT, headquartered in McLean Va., is the first self-administered, self-managed real estate investment trust formed to acquire the real property and improvements used by operators of multi-site, multi-franchised motor vehicle dealerships and motor vehicle related businesses. Capital Automotive owns the property used by 23 dealership groups, 11 of which are in the top 100 dealer groups in the country, according to Automotive News.

Group 1 was founded to become a leading operator and consolidator in the highly fragmented automotive retailing industry. Group 1 owns 57 dealership franchises comprised of 22 different brands, and 12 collision service centers located in Texas, Oklahoma, New Mexico, Colorado, Florida and Georgia. Through its dealerships the company sells new and used cars and light trucks, provides maintenance and repair services, sells replacement parts and arranges related financing, insurance and vehicle service contracts.

This press release contains certain forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, which involve known and unknown risks, uncertainties or other factors not under the company's control which may cause the actual results, performance or achievements of the company to be materially different from the results, performance or other expectations implied by these forward-looking statements. Some of these risks and factors include, but are not limited to those disclosed in the company's filings with the Securities and Exchange Commission.

Group 1 Automotive, Inc. can be reached on the Internet at www.group1auto.com.